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                                                                 Exhibit 99.01


        [Cardinal Health Logo]
        7000 Cardinal Place
        Dublin, OH 43017

        www.cardinal.com

                                                         FOR IMMEDIATE RELEASE
        CONTACTS:

Media:  Jim Mazzola                      Investors:  Jim Hinrichs
        (614) 757-3690                               (614) 757-7828
        jim.mazzola@cardinal.com                     jim.hinrichs@cardinal.com


                 CARDINAL HEALTH COMPLETES ACQUISITION OF ALARIS


DUBLIN, OHIO, JULY 7, 2004--Cardinal Health, Inc. (NYSE: CAH), the leading provider of products and services supporting the health care industry, today announced its previously announced acquisition of ALARIS Medical Systems, Inc. has been completed and as a result ALARIS is now a wholly-owned subsidiary of Cardinal Health. Each outstanding share of ALARIS common stock, other than shares owned by Cardinal Health or its subsidiaries or for which appraisal is sought under applicable provisions of Delaware law, has been converted into the right to receive $22.35 per share, in cash, without interest. Within the next few days, ALARIS stockholders will be mailed the notice of merger and the appropriate documentation to be used to exchange shares of ALARIS common stock for the cash merger consideration.

ABOUT CARDINAL HEALTH

CARDINAL HEALTH, INC. (www.cardinal.com) is the leading provider of products and services supporting the health care industry. Cardinal Health develops, manufactures, packages and markets products for patient care; develops drug-delivery technologies; distributes pharmaceuticals and medical, surgical and laboratory supplies; and offers consulting and other services that improve quality and efficiency in health care. Headquartered in Dublin, Ohio, Cardinal Health employs more than 50,000 people on six continents and produces annual revenues of more than $50 billion. Cardinal Health is ranked No.17 on the current Fortune 500 list and named one of the best U.S. companies by Forbes magazine for 2004.

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